EXHIBIT 99.1

VASCO Reports Record Results for Second Quarter and First Six Months of 2007.

Revenues for the second quarter 2007 increased 75% over Q2 2006; Operating income increased 132% over Q2 2006. Revenue for the quarter is best in the Company’s history; VASCO increases its full-year 2007 guidance for revenue and operating margins; Financial results for the periods ended June 30, 2007 and guidance for full-year 2007 will be discussed on the conference call today at 10:00 a.m. E.D.T.

OAKBROOK TERRACE, Ill., and ZURICH, Switzerland, July 26, 2007—VASCO Data Security International, Inc. (Nasdaq: VDSI) (www.vasco.com) today reported financial results for the second quarter and six-months ended June 30, 2007.

Revenues for the second quarter of 2007 increased 75% to $32.4 million from $18.5 million for the second quarter in 2006 and, for the first six months of 2007, increased 83% to $58.8 million from $32.2 million for the first six months in 2006.

Net income for the second quarter of 2007 was $6.9 million or $0.18 per diluted share, an increase of $3.8 million or 126% from $3.0 million, or $0.08 per diluted share for the comparable period in 2006. Net income for the first six months of 2007 was $11.8 million or $0.31 per diluted share, an increase of $7.6 million or 181% from $4.2 million, or $0.11 per diluted share for the comparable period in 2006.

Other Financial Highlights:

•

Gross profit was $20.7 million or 64% of revenue for the second quarter and $38.2 million or 65% of revenue for the first six months of 2007. Gross profit was $11.9 million or 64% of revenue for the second quarter and $21.3 million or 66% of revenue for the first six months of 2006.

•

Operating expenses for the second quarter and first six months of 2007 were $11.2 million and $21.9 million, respectively, an increase of 44% from $7.8 million reported for the second quarter 2006 and an increase of 53% from $14.3 million reported for the first six months of 2006. Operating expenses for the second quarter and first six months of 2007 included $0.5 million and $0.9 million, respectively related to stock-based incentives.

•

Operating income for the second quarter and first six months of 2007 was $9.5 million and $16.3 million, respectively, an increase of $5.4 million or 132% from $4.1 million reported for the second quarter of 2006 and an increase of $9.3 million or 134% from the $7.0 million reported for the first six months of 2006. Operating income, as a percentage of revenue, for the second quarter and first six months of 2007 was 29.1% and 27.7%, respectively, compared to 22.1% and 21.7% for the comparable periods in 2006.

•

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $10.2 million and $17.8 million for the second quarter and first six months of 2007, respectively, an increase of 122% from $4.6 million reported for the second quarter of 2006 and an increase of 158% from $6.9 million reported for the first six months of 2006.

•

Net cash balances, cash balances less borrowing under VASCO’s line of credit, at June 30, 2007 totaled $26.0 million compared to $16.8 million and $12.6 million at March 31, 2007 and December 31, 2006, respectively.

Operational and Other Highlights:

•	VASCO won 631 new customers in the second quarter of 2007 (113 banks and 518 enterprise security) and 1,250 in the first six months of 2007 (207 banks and 1,043 enterprise security).

•	VASCO launched Digipass 840 for the blind and visually impaired.

•	VASCO launched Ultra-light Digipass 805 One-Button Reader to its Client Authentication Suite.

•	VASCO is included in Fortune’s Small Business magazine FSB 100, Crain’s Fast 50 and Business Week’s Hot Growth 100.

•	VASCO presented its Market Vision Award to PostFinance for its approach of Swiss e-banking.

•	VASCO’s aXs GUARD study sees swift rise of spam & malware threats for Small and Medium Enterprises (SME’s).

Guidance for full-year 2007:

VASCO is updating its guidance for the full-year 2007 as follows:

•	Revenue growth is projected to be 55% to 65% for the full-year 2007 over full-year 2006, as compared to previous guidance of 35% to 45%,

•	Gross profit (margin) as a percentage of revenue for full-year 2007 is projected to be in the range of 60% to 68%, which is unchanged from the previous guidance, and

•	Operating profit (margin) as a percentage of revenue for full-year 2007 is projected to be in the range of 23% to 30% as compared to previous guidance of 18% to 25%.

“The results for the quarter, and year-to-date, confirm that each of our core strategies is working,” said Ken Hunt, VASCO’s CEO and Chairman. “Our Full-Option, All-Terrain product strategy is generating record numbers of new customers. Our existing customers, which are the source of our sustainable, repeatable revenues, are contributing strongly to our record level of revenues. And, finally, our strategies for improving operating efficiency have resulted in an increase in operating income as a percentage of revenue. In the second quarter of 2007, operating income was approximately 29% of revenue compared to approximately 22% in the second quarter of 2006.”

“The results of the second quarter continue the trend of strong growth,” said Jan Valcke, VASCO’s President and COO. “The growth reflects an increase in the size of the market as the use of the internet continues to expand, recognition by the market that it needs stronger forms of authentication to combat the increasing sophistication of the criminals in their attempts to steal persons’ identities and the continued development of our product line. We are continually investing in our VACMAN platform and other new products to ensure that we are able to meet fully the needs of our customers. As we start the third quarter, we have a backlog of firm orders to be shipped in the third quarter of $27.1 million, which is 68% higher than the $16.1 million backlog we had when entering the third quarter of 2006 and 45% higher than the $18.7 million in actual sales reported for Q3 2006.”

Cliff Bown, Executive Vice President and CFO added, “Our balance sheet continues to strengthen as a result of the strong operating performance. Our net cash balance at June 30, 2007 was $26.0 million, an increase of $9.2 million or 55% from March 31, 2007. At June 30, 2007 our net working capital was $37.8 million, an increase of 31% from $28.8 million at March 31, 2007. Days Sales Outstanding (DSO) in net accounts receivable decreased to approximately 67 days at June 30, 2007 from 81 days at March 31, 2007.”

Conference Call Details

In conjunction with this announcement, VASCO Data Security International, Inc. will host a conference call today, July 26, 2007, at 10:00 a.m. EDT—16:00h CET. During the Conference Call, Mr. Ken Hunt, CEO, Mr. Jan Valcke, President and COO, and Mr. Cliff Bown, CFO, will discuss VASCO’s actual results for the for the periods ended June 30, 2007 and full-year 2007 guidance.

To participate in this Conference Call, please dial one of the following toll-free numbers:

USA/Canada:	+1 888-603-6873
International:	+1 973-582-2706

And mention access code 9015756 or VASCO to be connected to the Conference Call.

The Conference Call is also available in listen-only mode on www.vasco.com. Please log on 15 minutes before the start of the Conference Call in order to download and install any necessary software. The recorded version of the Conference Call will be available after the Conference Call on the VASCO website.

VASCO Data Security International, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In Thousands, Except per Share Data)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Net revenues	$32,442	$18,512	$58,847	$32,202

Cost of goods sold	11,755	6,650	20,630	10,889

Gross profit	20,687	11,862	38,217	21,313

Operating costs:
Sales and marketing	6,659	4,466	12,749	8,443
Research and development	2,076	1,236	3,999	2,178
General and administrative	2,249	2,006	4,636	3,540
Amortization of purchased intangible assets	253	72	511	170

Total operating costs	11,237	7,780	21,895	14,331

Operating income	9,450	4,082	16,322	6,982

Impairment of Investment in Secured Services, Inc.	—	189	—	(600)
Interest income	80	14	138	74
Other income (expense)	(8)	135	(45)	108

Income before income taxes	9,522	4,420	16,415	6,564
Provision for income taxes	2,666	1,386	4,596	2,360

Net income	$6,856	$3,034	$11,819	$4,204

Basic net income per common share	$0.19	$0.08	$0.32	$0.12
Diluted net income per common share	$0.18	$0.08	$0.31	$0.11

Weighted average common shares outstanding:
Basic	36,879	36,210	36,722	36,158

Diluted	38,228	37,690	38,115	37,697

VASCO Data Security International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2007	December 31, 2006
	(unaudited)
ASSETS
Current assets:
Cash and equivalents	$29,294	$14,768
Accounts receivable, net of allowance for doubtful accounts	23,818	19,617
Inventories, net	6,896	4,275
Prepaid expenses	1,066	1,295
Foreign sales tax receivable	1,190	967
Deferred income taxes	403	375
Other current assets	247	23

Total current assets	62,914	41,320

Property and equipment, net	1,773	1,422
Goodwill, net of accummulated amortization	13,186	12,685
Intangible assets, net of accumulated amortization	2,621	3,013
Other assets, net of accumulated amortization	3,467	4,206

Total assets	$83,961	$62,646

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank borrowing	$3,265	$2,154
Accounts payable	8,323	7,579
Accrued wages and payroll taxes	3,552	3,176
Income taxes payable	3,425	1,396
Deferred revenue	2,777	2,081
Current deferred income taxes	122	125
Other accrued expenses	3,626	2,751

Total current liabilities	25,090	19,262

Deferred warranty revenues	291	302
Long-term compensation plan	637	356
Long-term deferred taxes	500	520

Total liabilities	26,518	20,440

Stockholders’ equity :
Common stock	37	37
Additional paid-in capital	63,596	61,251
Accumulated deficit	(8,579)	(20,398)
Accumulated other comprehensive income—
Cumulative translation adjustment	2,389	1,316

Total stockholders’ equity	57,443	42,206

Total liabilities and stockholders’ equity	$83,961	$62,646

Reconciliation of EBITDA to net income (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	Unaudited		Unaudited
EBITDA	$10,207	$4,591	$17,761	$6,872

Interest income, net	80	14	138	74
Provision for income taxes	(2,666)	(1,386)	(4,596)	(2,360)
Depreciation and amortization	(765)	(185)	(1,484)	(382)

Net income	$6,856	$3,034	$11,819	$4,204

EBITDA is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. We use EBITDA as a measure of performance, a simplified tool for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation and amortization we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation and amortization), or deal with the structure or financing of the business (e.g., interest) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). Similarly, we find that the comparison of our results to those of our competitors is facilitated when we do not need to consider the impact of those items on our competitors’ results.

EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States. While we believe that EBITDA, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of the Company or its prospects. Such evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and the other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows provides the full accounting for how we have decided to use resources provided to us from our customers, lenders and shareholders.

About VASCO: VASCO is the number one supplier of strong authentication and e-signature solutions and services. VASCO has established itself as the world’s leading software company specialized in Internet Security, with a customer base of over 5,300 companies in more than 100 countries, including close to 850 international financial institutions. VASCO’s prime markets are the financial sector, enterprise security, e-commerce and e-government.

Forward Looking Statements

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as “believes,” “anticipates,” “plans,” “expects,” and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

Reference is made to the Company’s public filings with the US Securities and Exchange Commission for further information regarding the Company and its operations.

For more information contact:

Jochem Binst, +32 2 609 97 40, jbinst@vasco.com